Exhibit 99.1

June 15, 2006

Private and Confidential

Mr. Bryan Doyle

158 North Wynstone Drive

North Barrington, IL 60010

Dear Bryan:

The purpose of this letter is to document your agreement with Hewitt Associates, Inc. and Hewitt Associates LLC (collectively referred to herein as “Hewitt”), concerning the details of your anticipated departure, in light of your decision to resign and pursue other business interests. Accordingly, we agree to the following:

1.	Timing and Communication of the Change. Hewitt will announce your resignation through a press release issued before the opening of the stock market on June 15, 2006, coupled with the filing of a Form 8-K.

2.	Termination of Employment. You hereby resign as a member of Hewitt’s board of directors and as Hewitt’s President – HR Outsourcing Group and from any and all offices of Hewitt, and any other position, office or directorship of any entity that is a subsidiary of, or is otherwise related to or affiliated with, Hewitt or any other entity for which you were serving at the request of Hewitt effective as of July 3, 2006. In addition, you agree to execute any such additional documents, and do any such additional things, as may reasonably be requested by Hewitt to effectuate your resignations. While still employed by Hewitt, you will continue to adhere to the general conduct and workplace expectations of all similarly situated Hewitt associates. This includes meeting basic job performance requirements, appropriate use of the firm’s technology and other internal resources, and adhering to the firm’s Code of Conduct. As of July 3, 2006, you will have no further employment duties.

3.	Separation Pay. In exchange for your commitments as outlined in this letter agreement, you will be entitled to receive separation payments from the period of time beginning on the date of your termination of employment and ending on July 3, 2007 as follows: (i) commencing on the date of your termination of employment and until December 31, 2006, you will continue to receive, in accordance with Hewitt’s regular payroll practices, an amount equivalent to your annual base and annual bonus compensation as of the date of your termination of employment in monthly payments (such amount being equal to $62,500 per month for a total of six months), less any applicable tax deductions and other requisite withholdings and (ii) on or before January 31, 2007, you will be paid, in a lump sum, an amount equal to $375,000, less any applicable tax deductions and other requisite withholdings, which the parties agree will constitute the remaining separation pay due to you under this letter agreement. In the event of your death, said separation pay shall be paid to your spouse or, if she does not survive you, to your estate.

Mr. Bryan J. Doyle

June 15, 2006

4.	Performance Share Awards and Options. While you remain employed by Hewitt, you will continue to vest at established rates in your prior stock option awards. Notwithstanding anything in your option award agreements to the contrary, you may exercise any vested stock options (pursuant to the terms of the Hewitt insider trading policy) for a period of time ending on January 15, 2007.

On July 17, 2006, you will receive a taxable lump sum payment equal to $100,000 in lieu of the vesting of 25% of your performance shares (3,750 shares) during fiscal year 2006.

On July 17, 2006, you will receive a taxable lump sum payment equal to $100,000 in consideration for your inability to exercise your stock option awards during certain periods.

5.	Miscellaneous Benefits. You will also receive the following benefits:

•	On July 17, 2006, you will receive a lump sum payout of all accrued but unused PTO (paid time off) consistent with Hewitt policy.

•	Should you seek outplacement counseling to assist with your external search efforts, Hewitt will pay for outplacement services, by ShieldsMeneley Partners or another firm mutually agreed to by you and Hewitt, in an amount not in excess of $40,000; provided, however, that all such outplacement services must be completed, and all payments by Hewitt must be made, by December 31 of the second calendar year following the calendar year in which your termination of employment occurs. You may initiate this program any time after execution of this letter agreement until the close of business on July 31, 2006.

•	On July 17, 2006, you will receive a taxable payout of $6,300 in lieu of the annual Retirement and Savings Plan contribution. This assumes you remain employed with Hewitt as of July 3, 2006.

•	Hewitt will pay your COBRA premiums, at your current medical, dental and vision coverage levels, for the earlier of twelve months following the termination of your employment or until such time as you elect to receive comparable benefits from another employer. Thereafter, you will pay the same COBRA premiums as any other similarly situated Hewitt executive.

Mr. Bryan J. Doyle

June 15, 2006

•	Hewitt shall reimburse you for reasonable legal fees incurred by you in connection with the execution of this letter agreement; provided, however, that such amount shall not exceed $5,000.

6.	Confidentiality / Non-Competition Obligations. You acknowledge that you have signed agreements (via your OneShares Options Agreements and the Confidentiality Agreement that you accepted as part of your 2005 restricted stock grant) which state, in short, that you will not: disclose any confidential information about Hewitt’s business or clients; for 12 months following your termination of employment, engage or become interested in any business that is competitive with Hewitt; for 12 months following your termination of employment, directly or indirectly solicit work from a specified list of clients or prospective clients; and for 24 months following your termination of employment, directly or indirectly hire or seek to hire any employee or principal of Hewitt. With the exception of Section 13(b) of your OneShares Options Agreements and Section 4(a) of your Confidentiality Agreement, which Hewitt acknowledges and agrees are not and will not be binding upon you, you acknowledge that these agreements shall remain in full force and effect, and that you will abide by them. Attached is a specific and exclusive list of the competitors that will be the subject of your 12-month non-competition covenant set forth in Section 13(a) of your OneShares Options Agreements and 4(b) of your Confidentiality Agreement.

7.	Hewitt’s Continuing Indemnity Obligations. During your employment and following the termination of your employment, Hewitt shall indemnify and hold you harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys fees and litigation costs, incurred by you in connection with the defense of, or as a result of, any civil, criminal, regulatory or governmental action, proceeding, or investigation (or any appeal from any action or proceeding) in which you are made or threatened to be made a party or are required to testify as a witness, by reason of the fact that you were an employee, officer, director or consultant of Hewitt or any entity that is a subsidiary of or is otherwise related to or affiliated with Hewitt, or any other entity for which you served at the request of Hewitt, regardless of whether such action, proceeding or investigation is one brought by or in the right of Hewitt to procure a judgment in its favor (or other than by or in the right of Hewitt). As it concerns attorneys’ fees and litigation costs incurred by you in connection with such action, proceeding or investigation, Hewitt shall advance to you such attorneys’ fees and other litigation costs, including expert fees, as such fees and litigation costs are incurred. Independent of, and without limiting or prejudicing the undertakings in the preceding sentences, Hewitt further represents and warrants that you shall be and continue to be covered and insured up to the maximum limits provided by all insurance which Hewitt maintains to indemnify its officers and directors (and to indemnify the corporation for any obligations which it incurs as a result of its undertakings to indemnify its officers and directors).

Mr. Bryan J. Doyle

June 15, 2006

8.	Compliance with Section 409A of the Code. To the extent applicable, it is intended that this letter agreement comply with the provisions of Section 409A of the Code. This letter agreement shall be administered in a manner consistent with this intent, and any provision that would cause the letter agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Hewitt without your consent); provided, however, that if you are a “specified employee” (within the meaning of Section 409A) and the payment of any amounts described in this letter agreement would not meet the “short-term deferral” exemption under Section 409A of the Code (or otherwise qualify for exemption under Section 409A of the Code), then Hewitt will pay such amounts to you upon the earlier of (1) six months following your “separation from service” (within the meaning of Section 409A of the Code) or (2) your death.

9.	Release of Claims. On your last day of employment, you will sign a general release of claims in Hewitt’s favor in the form attached hereto. You will not be required to release any claims arising under the terms of this letter agreement.

10.	Nondisparagement. Hewitt agrees, on behalf of itself and its officers, directors, partners, principals and employees, that it will not disparage or encourage or induce others to disparage you. For the purpose of the preceding sentence, “disparage” includes, without limitation, comments or statements to any person or entity including but not limited to the press and/or media, current or former employees, officers, directors, partners or principals of Hewitt or any entity with whom Hewitt has a business relationship which would adversely affect in any manner your reputation.

Please acknowledge your agreement to these terms by signing below.

Sincerely,

Hewitt Associates, Inc.

/s/ John Ryan
John Ryan

Hewitt Associates, LLC

/s/ John Ryan
John Ryan

Mr. Bryan J. Doyle

June 15, 2006

ACCEPTED and AGREED:

/s/ Bryan J. Doyle
Bryan J. Doyle

Date: June 15, 2006

cc:	Mr. Dave Wille, Hewitt Associates
Mr. Cary McMillan, Chairman of the Compensation and Leadership Committee of Hewitt Associates

Release

In consideration of your acceptance of the payments, benefits and accommodations described in Sections 3, 4 and 5 of your letter agreement with Hewitt Associates, Inc, and Hewitt Associates LLC, dated June 15, 2006 (the “Separation Agreement”), you agree to release and discharge, Hewitt Associates, Inc., its officers, directors, principals, subsidiaries, affiliates, successors and assigns (collectively, “Hewitt”), from and with respect to any and all actions, liabilities, and other claims for relief and remuneration whatsoever, known or unknown, arising prior to the date of your signing this Release and in connection with your employment by or separation from Hewitt Associates LLC regarding all matters in law, in equity, in contract, or in tort, or pursuant to federal, state, local or the common law. This includes, but is not limited to, a release of any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, and the Pregnancy Discrimination Act of 1978, as well as the civil rights laws of the State of Illinois and all other Illinois state or local laws relating to employment. Excluded from this Release are any claims for the enforcement of the terms of this Release and the Separation Agreement, or any claims which cannot be waived by law, including the right to file a charge of discrimination with an administrative agency. You do, however, waive your right to any monetary recovery should any agency pursue any claims on your behalf.

You also agree that you will not disparage or encourage or induce others to disparage Hewitt. For the purpose of this Release, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, current or former employees, partners or principals of Hewitt or any entity with whom Hewitt has a business relationship which would adversely affect in any manner (i) the conduct of the business of Hewitt (including but not limited to any business plans or prospects) or (ii) the reputation of Hewitt.

Neither this Release nor the Separation Agreement are intended to supersede any other valid and enforceable agreement between you and Hewitt regarding confidentiality, proprietary information, trade secrets, solicitation of clients and associates or competition unless expressly stated therein and you know and understand that the obligations contained in any such agreements survive execution of this Release and your termination of employment.

You also represent that you have not filed suit or any charge or grievance with any court or governmental agency against Hewitt relating to matters arising out of your employment.

As this Release and the Separation Agreement contain significant terms of a legal nature, you are hereby advised to consult with an attorney prior to signing them. You are hereby advised that you are not waiving any claims that may arise after the date on which you execute the Separation Agreement nor are you waiving any claims for the enforcement of the terms of this Release or the Separation Agreement or any claims which cannot be waived by law. You may confirm your agreement to these terms by signing both copies of this Release and returning one copy to David Wille within twenty-one (21) days after your receipt of Release. In addition, you may revoke your acceptance of the terms of this Release within seven (7) days by advising David Wille of your decision to do so. No payments under Sections 3, 4 and 5 of the Separation Agreement will be made until we receive a fully executed copy of this Release and the expiration of the seven (7)-day revocation period relating to this Release.

IN WITNESS WHEREOF, you have duly executed and delivered this Release on the date set forth below.

Dated:	/s/ Bryan Doyle
Bryan Doyle